UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/26/2009

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, on June 30, 2009, Peter Chernin, President and Chief Operating Officer of News Corporation (the "Company"), left the Company upon the expiration of the Amended and Restated Employment Agreement between News America Incorporated and Mr. Chernin, dated as of August 1, 2004, as amended (the "Employment Agreement") and concurrently resigned from his other executive and director positions within the Company and its subsidiaries.

In connection with his departure, on June 26, 2009, the Company and Mr. Chernin entered into a letter agreement (the "Letter Agreement"), which clarifies and memorializes the timing and amounts of certain pension, deferred compensation and other benefit payments to be provided to Mr. Chernin pursuant to the terms of the Employment Agreement. The Letter Agreement also provides that the Company and Mr. Chernin agree to certain motion picture and television production arrangements with Mr. Chernin in accordance with the terms of the post employment provision set forth in the Employment Agreement. The motion picture and television production arrangements set forth in the Letter Agreement provide the Company with a first look for proposed television programming and motion picture projects from Mr. Chernin for the next six years. The specific terms and conditions of the film and production arrangements will continue to be negotiated and agreed by the Company and Mr. Chernin from time to time. The Letter Agreement provides that the production arrangements, including any benefits provided to Mr. Chernin during the term of the production arrangements, will terminate at the earlier of (i) July 1, 2015 or (ii) the date on which Mr. Chernin becomes a full-time employee of another company that is engaged in, and derives more than 10% of its revenue from, film or television production.

The Letter Agreement provides that, during the term of the production arrangements, any equity awards Mr. Chernin received during his employment with the Company will continue to vest or be paid out on their original schedule. On each July 31 during the term of the production arrangements and on the first July 31 that occurs after the expiration of the term of the production arrangements, the Company will pay Mr. Chernin a cash amount, if any, equal to the incremental additional benefit accrual under each of the Company's pension plans in which Mr. Chernin participates, the News America Incorporated Supplemental Executive Retirement Plan and the Company's Individual Supplemental Executive Retirement Agreement Plan and 401(k) plan that Mr. Chernin would have earned during the preceding calendar year if he had continued to participate in such plans during the portion of such year that he provided services to the Company under the production arrangements. Mr. Chernin will also have the right to the use of a corporate jet, a corporate car, screening room and personal secretarial services as described in the Employment Agreement. Mr. Chernin will also have the right to reimbursement for reasonable legal fees incurred in connection with the negotiation of the Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: July 01, 2009	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel